EXHIBIT 5.1

July 27, 2026

The Jones Financial Companies, L.L.L.P.

12555 Manchester Road

St. Louis, Missouri 63131-3729

Re: Registration Statement on Form S-4 for the issuance of up to 1,719,694.20 units of Class B Limited Partner Interests issuable upon exchange of units of Class A Limited Partner Interests pursuant to an Exchange Offer by The Jones Financial Companies, L.L.L.P.

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by The Jones Financial Companies, L.L.L.P., a Missouri limited liability limited partnership (the “Partnership”), on July 27, 2026, with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Partnership of up to 1,719,694.20 units of Class B Limited Partner Interests of the Partnership (the “Class B Interests”) in connection with the Company’s offer to exchange (the “Exchange Offer”) any and all issued and outstanding units of Class A Limited Partner Interests of the Partnership (the “Class A Interests”) pursuant to the terms and conditions set forth in the Registration Statement, we have examined such partnership records of the Partnership, such laws and such other information as we have deemed relevant, including the Partnership’s Twenty-Third Amended and Restated Agreement of Registered Limited Liability Limited Partnership, dated as of November 5, 2025, the Partnership’s Twenty-Third Amended and Restated Certificate of Limited Partnership dated January 20, 2026, as amended, and statements we have received from officers and representatives of the Partnership. In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Partnership. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Partnership.

Based solely on the foregoing, we are of the opinion that the Class B Interests, when issued and delivered in exchange for the Class A Interests pursuant to the Exchange Offer, have been duly authorized and, when issued by the Partnership in accordance with the Exchange Offer, will be legally issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended by the SEC.

We consent to the filing of this opinion as an exhibit to the Registration Statement as Exhibit 5.1.

Very truly yours,

/s/ Thompson Coburn